Exhibit 10.35
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (this “Release”) is entered into between Sumit Mehrotra (“Executive”) and CIRCOR International, Inc. (the “Company”).
1.Termination of Employment Relationship. Executive tendered his resignation on or about May 11, 2021, and the Parties agree that the employment relationship between Executive and the Company will end on July 5, 2021 (the “Termination Date”). Executive no longer will be authorized to transact business or incur any expenses, obligations and liabilities on behalf of the Company after the Termination Date. Executive and the Company agree that, because the Executive has resigned his position, he is not entitled to any payments pursuant to the Severance Agreement between Executive and the Company dated December 9, 2016 (the “Severance Agreement”). Executive acknowledges (i) receipt of base salary, vested incentive compensation (excluding compensation listed in Section 2 below) and benefits due through the Termination Date as a result of services performed for the Company with the receipt of final paychecks in the aggregate net amount of $32,137.24, on July 16, 2021, (ii) Executive has reported to the Company any and all work-related injuries incurred during employment; (iii) the Company properly provided any leave of absence because of Executive’s or a family member’s health condition and Executive has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iv) Executive has had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any other Released Parties (as defined below); and (v) Executive has reported any pending judicial or administrative complaints, claims, or actions filed against the Company or any other Released Parties.
2.MSPP Payment: The Executive is a named executive officer of the Company and participated in CIRCOR Management Stock Purchase Plan (“MSPP”) over the course of his employment with CIRCOR. The unvested award grants MSP-030419 Bonus and MSP-031721 Bonus have not been paid to the Executive as of the Termination Date. In compliance with United States IRS Section 409A, these awards will be paid in cash to the employee on or about January 14, 2022 to Executive’s bank account on record. As of Termination Date, the gross amount payable to the Executive will be approximately $232,800. The actual payment shall be calculated pursuant to the MSPP documents and related award agreements and may be less than this amount, depending on the stock price as of the Termination Date.
3.Consideration. In consideration of Executive’s promises in this Release, his consideration to continue to lead the Industrial business through July 5, 2021 and subject to the obligations set forth in Section 4, the Company will provide Executive the following payment(s) after the Effective Date of this Release (as defined in Section 10 below): a lump sum payment equal to the product of (A) the amount of the 2021 annual short-term bonus that would have been payable to the Executive if he was still employed as of December 31, 2021 based on actual performance as compared to performance goals, and (B) the ratio of (x) the number of days elapsed during the 2021 calendar year Executive was employed by the Company and its subsidiaries to (y) 365, payable as of the same time as 2021 annual short-term bonuses are paid to other senior executives. This payment shall be deposited in cash to Executive’s bank account on record.
4.Full and Final Release. In consideration of the benefits provided by the Company, Executive, for Executive personally and Executive’s heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges CIRCOR International, Inc. (“CIRCOR”) and its subsidiaries, including by not limited to the Company, as well as their respective successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Release as the “Released Parties”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of
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any and every nature whatsoever, as a result of actions or omissions occurring through the date Executive signs this Release, including but not limited to claims arising out of or in any way related to (i) Executive’s employment with the Company, or the termination of Executive’s employment or any contract or agreement between Executive and the Company and the Executive and CIRCOR and (ii) the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act or any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims under common law for tort, contract, or wrongful discharge. It is the intention of the Company and Executive and is fully understood and agreed by them that this Agreement includes a general release of all claims (with the exception of the excluded claims described in Section 11 below), which Executive holds or previously held against the Released Parties, or any of them, regardless of whether they are specifically referred to herein. No reference herein to any specific claim, statute or obligation is intended to limit the scope of this general release and, notwithstanding any such reference, this Release shall be effective as a full and final bar to all claims of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, released by this Release.
5.Proprietary Information; Reaffirmation of Covenants. Executive acknowledges access to and receipt of confidential business and proprietary information regarding the Company and its affiliates while working. Executive agrees not to make any such information known to any member of the public. Executive warrants that he has returned to the Company all confidential and proprietary information and all other Company property, as well as all copies or excerpts of any property, files or documents obtained as a result of employment with the Company, except those items that the Company specifically agrees in writing to permit Executive to retain. Executive hereby reaffirms and agrees to abide by: (a)(i) all confidentiality and nondisclosure obligations to which Executive is subject under any contract or agreement between Executive and the Company and (ii) any non-solicitation and/or non-competition obligations imposed upon Executive under any contract or agreement between Executive and the Company that survive termination of his employment, including but not limited to the covenants set forth in Section 4 of the Restrictive Covenants Agreement between Company and Executive dated August 6, 2020 (“Restrictive Covenants Agreement”), in each case, the terms of which are incorporated herein, and (b) any and all obligations Executive owes to the Company under all relevant and applicable laws and statutes concerning trade secrets. The Executive affirms and agrees that the obligations under Section 4 of the Restrictive Covenants Agreement shall be treated as enforceable under applicable law and that compliance with all of the covenants referenced in this Section 4 is condition of receiving the payments and benefits provided for in Section 2 of this Agreement. Nothing in this Section 4 shall in any way restrict any disclosure to the extent authorized under either Section 11 or 13 below.
6.Clawback. In the event that Executive breaches Section 4 (Proprietary Information; Reaffirmation of Covenants) or Section 8 (Non-Disparagement) of this Agreement, or any of Sections 1 (Confidential Information) or 4 (Non-Competition and Non-Solicitation) of the Restrictive Covenants Agreement, Executive will repay the Company 100% of the payments set forth in Section 2 of this Agreement (the “Clawback Amount”) within ten (10) days of the Company’s written request for repayment. THE PARTIES AGREE THAT THE PRECISE AMOUNT OF DAMAGES FLOWING FROM ANY VIOLATION OF THIS AGREEMENT OR THE RESTRICTIVE COVENANTS AGREEMENT WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO CALCULATE OR PROVE, AND THAT THE CLAWBACK AMOUNT REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES THAT WOULD BE SUFFERED BY THE COMPANY IN THE EVENT OF A BREACH OF THE SPECIFIED AGREEMENTS. THE REMEDIES SET FORTH IN THIS PARAGRAPH ARE NOT EXCLUSIVE AND SHALL BE IN ADDITION TO ANY OTHER LEGAL OR EQUITABLE REMEDY THAT MAY BE AVAILABLE.
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7.Cooperation. Executive agrees to cooperate with the Company and the Released Parties in connection with any pending or subsequently filed litigation, investigation, proceeding, claims or other disputes involving the Released Parties. Without limiting the foregoing, Executive agrees (i) to meet with a Released Party’s representatives, its counsel or other designees at mutually convenient times and places for factual interviews, preparation for testimony, providing affidavits and similar activities with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide the Company with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law.
8.Non-Admission. This Release shall not be construed as an admission by the Company of any liability or acts of wrongdoing or unlawful discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or unlawful discrimination.
9.Non-Disparagement. Subject to the provisions of Section 11 and 13 below, Executive agrees not to make statements to clients, customers and suppliers of the Company (or any of its affiliates) or to other members of the public that are in any way disparaging or negative towards the Company, any of its affiliates, or the products, services, representatives or employees of any of the foregoing. The Company agrees to direct its officers to not to make statements that are in any way disparaging or negative towards Executive, it being understood that nothing shall prohibit the Company from responding publicly to incorrect public statements or from making truthful statements when required by law, subpoena, court order, or the like.
10.Advice of Counsel, Consideration and Revocation Periods, Other Information. The Company advises Executive to consult with an attorney prior to signing this Release. Executive has until twenty-one (21) days after the Termination Date to consider whether to sign this Release (the “Consideration Period”). Executive must return this signed Release to the Company’s representative set forth below within the Consideration Period but not prior to the Termination Date. If Executive signs and returns this Release before the end of the Consideration Period, it is because Executive freely chose to do so after carefully considering its terms. Additionally, Executive shall have seven (7) days from the date of the signing of this Release to revoke this Release by delivering a written notice of revocation within the seven (7) day revocation period to the same person as Executive returned this Release. If the revocation period expires on a weekend or holiday, Executive will have until the end of the next business day to revoke. The “Effective Date” of this Release is the eighth day after Executive signs the Release, provided Executive does not revoke it. Any modification or alteration of any terms of this Release by Executive voids the Release in its entirety. Executive agrees with the Company that changes, whether material or immaterial, do not restart the running of the Consideration Period.
11.Applicable Law and General Provisions. This Release shall be interpreted under the law of the Commonwealth of Massachusetts. This Release sets forth the entire agreement between the parties regarding the termination of Executive. Executive is not relying on any other agreements or oral representations not fully addressed in this Release. Any prior agreements between or directly involving Executive and the Company are superseded by this Release, except any prior agreements related to inventions, business ideas, confidentiality of corporate information, non-competition or non-solicitation, including, but not limited, to Section 7 of the Severance Agreement or the Restrictive Covenants Agreement, which remain intact. The provisions of this Release are severable, and if any part of this Release except Section 3 is found by a court of law to be unenforceable, the remainder of this Release will continue to be valid and effective. The headings in this Release are provided for reference only and shall not affect the substance of this Release.
12.No Interference with Rights. Nothing in this Release is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-
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covered employee benefit plans and equity incentive compensation plans as applicable on the date Executive signs this Release, as determined under applicable plan terms (or terms provided in an applicable award agreement), (iii) that may arise after Executive signs this Release, or (iv) which cannot be released by private agreement. In addition, nothing in this Release including but not limited to the acknowledgments, release of claims, proprietary information, confidentiality, cooperation, and non-disparagement provisions, (a) limits or affects Executive’s right to challenge the validity of this Release under the ADEA or the Older Workers Benefit Protection Act, (b) prevents Executive from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, or any other any federal, state or local agency charged with the enforcement of any laws, including providing documents or any other information, or (c) prevents Executive from testifying fully and truthfully under oath in any court, arbitration or administrative agency proceeding, although by signing this Release Executive is waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Executive or on Executive’s behalf by any third party, except for any right Executive may have to receive a payment from a government agency (and not the Company) for information provided to the government agency or otherwise where prohibited.
13.No Assistance. Executive shall not assist in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints on behalf of any private third party against any of the Released Parties, unless under a lawful subpoena or other court order to do so. Nothing in this Agreement, or in any other agreement that Executive has with the Company or its affiliates shall prohibit Executive from responding to a valid subpoena, court order or similar legal process; provided, however, that prior to making any such disclosure, Executive shall provide the Company with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.
14.Permitted Disclosures. Nothing in this Agreement shall (1) prohibit Executive from making reports of possible violations of federal law or regulation to any government agencies, including but not limited to the Securities and Exchange Commission, in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (2) require notification or prior approval by the Company of any such report; provided Executive is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Further, this Agreement does not limit Executive’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. This Agreement does not limit my right to seek an award pursuant to Section 21F of the Securities Exchange Act of 1934. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
15.Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, and without such consent any attempted transfer shall be null and void and of no effect. This Agreement shall inure to the benefit of and be binding upon the
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Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).
16.Change of Control: The Executive shall retain his right to all payments per Sections 2 and 3 in the event of a change in control prior to full payments made by the Company. Change in control is defined as in the Amended and Restated Executive Change in Control Agreement between Company and Executive dated as of August 6, 2020.
17.Point of Contact and Escalation: For any questions linked to payments per Sections 2 and 3, the Executive’s point of contact will be as follows:
a.Marsha Taylor, VP, Corporate HR; marsha.taylor@circor.com
b.Jessica Wenzell, SVP, General Counsel: jessica.wenzell@circor.com

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Exhibit 10.35
In exchange for the promises contained in this Release, the Company promises to provide the benefits set forth in this Release.

Date:	Address: 30 Corporate Drive Burlington, MA 01803	Signature: Scott Buckhout, President & CEO

Executive has read and understood this Release, signs this Release waiving valuable rights, and acknowledges that this Release is final and binding.

Date:	Address:	Signature: Sumit Mehrotra
Not valid if signed before Termination Date

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